BIOGENTECH CORP
2445 McCabe Way
Suite 150
Irvine, CA 92614
888/600-2424 or 949/757-0001



Contacts:  Chad Brown, VP, Investor Relations, CBrown@biogentec.com
           Chaslav Radovich, President

                   BIOGENTECH CORP. SIGNS DEFINITIVE AGREEMENT
                            TO ACQUIRE INNOFOOD, INC.

    Breakthrough Food Sterilization and Preservation Technology Enables Long Shelf Life with No Refrigeration and No Preservatives, While Maintaining
                      Taste, Quality and Nutritional Value

Irvine, CA, July 31, 2003 - BioGentech Corp., (NASDAQ OTC: BGTH) today announced the completion of a definitive agreement to acquire InnoFood, Inc., owner of certain rights to a proprietary food processing technology developed by Modofood S.P.A. of Brescia, Italy. The agreement provides BioGentech exclusive manufacturing and distribution rights of Modofood's proprietary food sterilization and preservation technology for North America, Central America, South America and Japan, as well as the exclusive rights to negotiate on behalf of Modofood for Southeast Asia, including Taiwan, China and Indonesia.

Under terms of the agreement, InnoFood shareholders will receive one BioGentech common share and one BioGentech warrant share for every twelve shares of InnoFood common stock. InnoFood shareholders will also receive one InnoFood preferred share for every 1200 InnoFood common shares. The agreement calls for BioGentech to infuse $5 million of working capital prior to December 31, 2003.

"This acquisition supports BioGentech's strategic initiative to develop and commercialize existing technologies for new purposes that are practical, have real value for the consumer and build value for our investors," said Chaslav Radovich, president of BioGentech. "The proprietary process offers significant market opportunities and benefits for restaurants, hotels, airlines, armed forces, ready-to-eat food retailers and major food processing companies, as well as enabling InnoFood to create a new consumer brand." BioGentech anticipates the InnoFood acquisition to be accretive to earnings beginning in FY2004.

Food put through this process is perfectly sterilized and sealed in a method that provides a minimum of nine months of shelf life, with no refrigeration. Due to the unique design of this technology, over 90 percent of the nutritional value is maintained and the organoleptic qualities (taste, texture, color and aroma) are completely preserved. No refrigeration is needed in the transportation or storage of the final packaged food product. The application works for prepared foods, fresh fruit, milk, raw fish or beef and virtually any food or beverage. Contrary to most other food sterilization and/or preservation processes available today, this technology achieves breakthrough standards without altering the food or recipe in any way. "The Modofood process is the only food sterilization and preservation procedure that extends shelf life, eliminates the need for refrigeration and offers the convenience of ready to eat food, while maintaining the integrity, taste and aroma of the recipe," said Renato Giordano, president & CEO of Innofood. "I am excited to be working with BioGentech and its experienced management team for the commercialization of this breakthrough technology in the Americas and Japan, as well as other Asian countries."

The process begins with the preparation of fresh recipe ingredients, which are then mixed and loaded into the portioning line. From that point, the entire process is automated. The ingredients are released into containers (ranging from 9 oz. to 5.5 lbs.) exactly as specified by the recipe. The containers are then hermetically sealed while exchanging inert nitrogen for oxygen. Following the sealing and gas exchange, the containers pass through "the tunnel" in which a patented, electromagnetic microwave process eliminates all bacteria in the food, making it perfectly sterile, yet not affecting taste or nutritional content. Since the oxygen has been removed, and replaced with nitrogen, the possibility of food degradation is virtually eliminated. The next stage of the process cools the containers and, after exiting "the tunnel," each container is stored for 15 days, to ensure sterility.

This technology is fully operational with 17 manufacturing lines that have been deployed or are in the process of being manufactured by Modofood, or their licensees, in the UK, Germany, France, Iran, Egypt, Tunisia, United Arab Emirates, Thailand, Saudi Arabia and Italy. Approximately half of these lines are now operating.

InnoFood is in the process of finalizing a long-term lease for its first food processing plant in North America, to be located in California. The first two food production lines will be received from Italy this fall and are expected to be fully operational and revenue producing as of January 2004. The company intends to provide contract manufacturing and/or manufacture turnkey food processing and sterilization lines in early 2004, initially focusing on restaurant chains, hotel chains, grocery chains, government agencies and other high-volume food producing organizations.

InnoFood has been assigned the patents for the Americas by Modofood, for food and beverage products. InnoFood, Inc. has applied for worldwide patents on this technology for use in the healthcare and pharmaceutical sectors.

ABOUT BIOGENTECH
Headquartered in Irvine, California, BioGentech Corp. (NASDAQ OTC: BGTH) is dedicated to the development, commercialization, marketing and distribution of existing technologies for new purposes that provide real value for the market and investors. Through the company's internal pipeline, as well as via product and/or company acquisitions, BioGentech anticipates a patterned release of new products in the areas of pharmaceuticals, medical devices and consumer products.

This press release includes statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect BioGentech Corp.'s current views about future events. They are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate", "possibility" and similar expressions identifying their forward-looking character. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the company's expectations. The factors that may affect the outcome of such expectations include, but are not limited to, factors detailed from time to time in the company's filings with the Securities and Exchange Commission and/or regulatory agencies throughout the world.